Exhibit 99.2

FINAL TRANSCRIPT

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CCBN StreetEvents Conference Call Transcript

HEW—Q4 2003 Hewitt Associates Earnings Conference Call

Event Date/Time: Nov. 06. 2003 / 8:30AM ET

Event Duration: N/A

C O R P O R A T E   P A R T I C I P A N T S

Jennifer Rice

Hewitt Associates—Investor Relations

Dale Gifford

Hewitt Associates—Chairman, CEO

Dan DeCanniere

Hewitt Associates—CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Josh Rosen

CSFB—Analyst

David Farina

William Blair & Company—Analyst

Marta Nichols

Banc of America Securities—Analyst

Ashman Shakar

Smith Barney—Analyst

Randy Mehl

Robert W. Baird—Analyst

Adam Waldo

Lehman Brothers—Analyst

Mark Marcon

Wachovia Securities—Analyst

Chris Gutek

Morgan Stanley—Analyst

Andrew Fones

UBS Warburg—Analyst

Greg Gould

Goldman Sachs—Analyst

Todd Van Fleet

First Analysis—Analyst

John Amarich

Analyst

P R E S E N T A T I O N

Operator

Welcome to the Hewitt Associates fourth-quarter and fiscal 2003 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions for participants will be given at that time. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay. I would now like to turn the conference over to Ms. Jennifer Rice, Investor Relations. Please go ahead.

Jennifer Rice - Hewitt Associates—Investor Relations

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO. Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And during this call, we will discuss core earnings, a non-GAAP measure that is defined by excluding amortized compensation expense related to our onetime IPO-related grants or restricted stocks to employees. You will recall that when we report this measure, it is primarily to provide a better understanding of our underlying operating performance. Our GAAP results for periods prior to our incorporation appropriately did not include compensation for owners or corporate taxes, while in core earnings, estimates of owner compensation expense and income taxes have been deducted in all reported periods. Please refer to our Website to obtain a copy of our press release that contains a full reconciliation of core earnings to GAAP.

In addition, on this call, we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filing for more information on risk factors that could cause actual results to differ. At the conclusion of the call, we will conduct a question-and-answer session. During the Q&A session, we ask that you please limit yourself to one question out of courtesy to others. And now with that, we will turn the call over to Dale.

Dale Gifford - Hewitt Associates—Chairman, CEO

Thank you, Jennifer. Good morning everyone and thank you for joining us. Fiscal 2003 was another exciting year for Hewitt Associates. Not only was this our first year of being a public company, it was also an eventful year in which we further executed on our growth strategy, including continuing to a evolve our service offering, expanding our existing client relationships, further penetrating the large, untapped markets and broadening our target markets. For example, in June, we further expanded our HR outsourcing capabilities to include payroll sources through our acquisition of Chicago-based Cyborg, a global provider of HR management software and payroll services. By adding payroll to our suite of services, we became the only organization in the large employer market that is able to offer each of the three primary areas of human resources business process outsourcing — benefits, payroll and workforce management, and that has the capability to provide them on an integrated basis in addition to a full suite of HR consulting services. Also in June, we expanded our outsourcing business to include servicing Northern Trust’s retirement clients. This gave us the opportunity to gain new relationships as well as provide great service expansion opportunities with those clients.

Now I’m happy to report that we concluded the year with a solid fourth quarter. In the fourth quarter, revenues increased 12 percent to $528 million. On a comparable basis, or adjusting for the effects of acquisitions and favorable foreign currency translations, revenue growth was 4 percent. Core earnings increased 5 percent to $32.4 million. On a per-share basis, core earnings were 33 cents in the quarter. This quarter brought the full year results to $1.98 billion in revenues, a 15 percent increase over 2002 or a 5 percent increase after adjusting for the effects of acquisitions and favorable foreign currency translations. Core earnings for the year were $118 million, an increase of 18 percent over 2002 and $1.19 per share.

Let’s turn to the segment results, beginning with outsourcing. For the full year, reported outsourcing revenues increased 12 percent. Excluding revenue from the Northern Trust and Cyborg transactions, which were completed in June, outsourcing revenue growth was 9 percent. For the fourth quarter, reported outsourcing revenues increased 18 percent. Again, excluding revenue from the Northern Trust and Cyborg transactions, outsourcing revenue growth in the fourth quarter was 10 percent. The 10 percent growth in the quarter was primarily driven by a higher number of services for existing clients and new benefits outsourcing clients. We also experienced a pickup in out-of-scope worked during the quarter and increased revenues from workforce management also contributed to the growth.

Turning to participant accounts, as of the end of the fourth quarter and fiscal year, we were providing services to 17.2 million end year benefits participants. Just to clarify, the number we report does not include workforce management or payroll, since those two components of the overall service — or business in outsourcing are relatively small today. The 17.2 million benefits participants is an increase of 26 percent from the 13.7 million benefits participants we were serving at the end of fiscal 2002. Approximately 1.7 million of the participants added in the year were the result of the Northern Trust transaction.

Let me break down the 17.2 million participants by benefit services. 6.1 million health and welfare participants compared to 5.6 million a year ago. 5.4 million defined benefit participants compared to 4.4 million a year ago. And 5.7 million defined contribution participants compared to 3.8 million a year ago. The large jump here is due primarily to the Northern Trust transaction.

In terms of our outlook for participant growth in fiscal 2004, we are currently implementing a number of clients, which will result in approximately 1.3 million new participants coming online during fiscal 2004. About one-third of these participants are health and welfare and two-thirds are defined benefit. About 75 percent of the 1.3 million participants in backlog will go live in the first half of the year. For the first quarter, (technical difficulty) to bring approximately 600,000 participants online. About half of these participants are health and welfare and the rest are defined benefit. The first fiscal quarter is our busy for health and welfare as the calendar year benefit plans are most common for our clients, so now is when their annual enrollment season occurs.

In terms of our pipeline, we currently have about 70 RFPs outstanding, covering more than 1.7 million benefits participants. We are continuing to win more than 40 percent of the RFPs we are involved with, so we would expect to convert a number of these participants into backlog, some for the second half of the year — primarily the fourth quarter — but the majority would be for 2005. The change from what we reported in the pipeline in June is due to seasonality and in part to a smaller average size of the opportunities that happen to be in the pipeline today are fewer are fewer of the very, very large opportunities.

In terms of a few examples of benefit service wins that occurred during the fourth quarter, we were awarded two benefit services for several companies. Most were either a combination of health and welfare and defined benefit or defined contribution and defined benefit. We were also awarded a number of single services for companies across all three benefits areas. We also continue to have significant interest in our workforce management service offering, and there’s a higher level of activity now than there was a year ago. We have also been receiving positive feedback on our models from clients and prospects. Once again, the new business that we won throughout the year demonstrates the strength of our overall service offering, the significant cross-selling opportunities we have with our existing client base, and our ability to further tap our large and still underpenetrated markets.

Let me now turn to outsourcing margins. In fiscal 2003, on a comparable basis, or adjusting for owner compensation expenses in the prior year, outsourcing margins before reflecting unallocated shared services costs were down 270 basis points year-over-year. For the fourth quarter, outsourcing margins were 19 percent, down from 24.9 percent a year ago. The decline in margin was the result of the investments in our workforce management and payroll service offerings, and the inclusion of Cyborg and Northern Trust for the last four months of the year. As we said last quarter, we expect to have lower margins in Q4, as well as for fiscal 2004, as this is an investment period for Hewitt. We continue to see a strong growth opportunity in the broader HR outsourcing market beyond benefits, and therefore are continuing to make investments to build our workforce management and payroll service offerings. We continue to compare this period in our business to the early to the mid-1990s, when we were building out our benefits offering.

But we think the longer-term opportunity here is even greater than in benefits, because it encompasses a broader range of HR activities. Clients realize significant savings in what it would have cost to provide these services internally, and the potential for  per-participant revenue and contribution is multiples of what we receive today for a multiservice benefits client. Moreover, we are able to leverage many of our past benefits outsourcing investments to help facilitate the building and the management of this broader HR outsourcing business.

Since the last conference call, we have completed our annual budgeting process, and therefore can now give you some greater insight into our forecasted revenues and margins for 2004. In terms of outsourcing revenue growth, as we announced last quarter, we’re expecting growth to be 10 to 12 percent, and about half of that coming from Northern Trust and Cyborg. The rate of growth will be weighted more toward the first half of the year due to the timing of those transactions. We expect outsourcing margins to be slightly below the 19 percent level seen in the fourth quarter. We expect the P&L impact of investments in our workforce management and payroll offering to be in the neighborhood of 2 percent total Company revenues. Including capitalized costs, it will be closer to about 3 percent of revenues.

We also expect to incur some initial transition costs for our global sourcing initiatives, which payback will largely be in fiscal 2005 and beyond, and some margin dilution from NTRC and Cyborg from integration activities. We continue to think these are absolutely the right investments to be making. They are creating greater revenue-generating potential and greater efficiency for our business longer-term, which in turn will drive greater profits. In terms of how margins will float during the year, because of the modest effects of seasonality in our margins, we expect margins in the first and fourth quarters to be the highest. We believe by fiscal 2005, we will start to see the benefits of our cost efficiency programs, such as driving even more transactions through the Internet and fewer through our call centers, streamlining our implementation process, as well as our utilization of lower-cost locations.

Turning now to our consulting business, for the full fiscal 2003 period, reporting consulting revenues increased 22 percent to $734 million. Adjusting for acquisitions and favorable foreign currency translations, consulting revenues on an organic basis were even with the year ago. For the fourth quarter, reported consulting revenues increased 2 percent. This was the first quarter where Bacon & Woodrow results are fully included in both the current year and the prior year’s fourth quarter. The 2 percent reported increase still does include some effects of acquisitions, however. During the first quarter of fiscal 2003, we acquired the remaining interest in a Dutch affiliate, and there are also some modest consulting revenues from the NTRC transaction. Adjusting for the effects of those transactions, and also adjusting for favorable foreign currency translation, consulting revenues on an organic basis were down about 3 percent during the quarter, driven by a continued decline in our less recurring consulting services. This performance was within our expectations. The majority of our consulting businesses continued to perform well, but this was offset by lower revenues in our talents and organization consulting business.

Our retirement plan consulting business saw mid-single digit growth in both the fourth quarter and for the fiscal year. Health benefit plan consulting generated high single-digit revenue growth for the quarter and the full year, and that growth was on top of 20 percent growth in the prior year. Our challenging organization consulting business was down in the high teens for the quarter and the low teens for the year. Currently, retirement plan consulting revenue accounts for about 60 percent of our total consulting revenue, health management accounts for about 15 percent, and talents and organization consulting accounts for about 25 percent of our consulting revenue.

Consulting margins were higher this year in both the fourth quarter and for the fiscal year. For the quarter, consulting margins were 17.8 percent and for the year they were 18.6 percent. The improvement in the quarter was due to lower head counts and compensation and related expenses. The improvement for the full year was due primarily to the inclusion of Bacon & Woodrow’s results, as well as improvements in both retirement and health management plan consulting margins. For fiscal 2004, we expect consulting revenues to grow between 4 and 8 percent. While we are starting to see some signs in the macroeconomic numbers that the economy is starting to turn around, we have not baked any improvement into our forecast. We expect the rate of growth to ramp some throughout the year because we anticipate the decline in talent and organization consulting has about run its course. For fiscal 2004, we’re expecting consulting margins to be about even with fiscal 2003 levels.

For the business as a whole for fiscal 2004, we continue to expect total Company revenue growth in the range of 8 to 11 percent. This is again made up of 10 to 12 percent growth in outsourcing and 4 to 8 percent growth in consulting. We anticipate total Company operating income margins, including unallocated shared service costs, where we expect to see some improvement or additional leverage, to be about even with fiscal 2003 levels, as significant investments in our future growth continue. And we’re forecasting core earnings in the low $1.30s per share. In the first quarter of fiscal 04, we expect revenue growth of 9 to 11 percent and core earnings of 28 to $30 million. At this point, I’m going to turn the call over to Dan so he can walk through a few more of the financial details.

Dan DeCanniere - Hewitt Associates—CFO

Thank you, Dale. Once again, I’ll start by clarifying the differences between our GAAP results and pro forma and core results. As many of you are aware, in addition to GAAP, we are required to record pro forma results for last year under SEC rules for public registrants who meet certain criteria. We also assess our underlying business results on what we call core earnings and non- GAAP financial measures. On a year-over-year basis, core earnings would give you the best sense of what we believe true operating results look like in the quarter and the year. This is important, because of (ph) differences in accounting for our results while a limited liability company compared to the accounting requirements of the Corporation.

The only difference between core earnings and reported earnings during the fourth quarter and going forward is that core will continue to exclude the amortization for the onetime IPO-related grants of stock. The remaining amortization will occur over the next 11 quarters and will be about 4 to 5 million each quarter before tax or about 3 million after-tax. In reporting core earnings, we assumed in historic periods that the Company’s incorporation occurred at the beginning of fiscal 2002 and therefore included owner compensation and corporate income taxes for the full period.

Core earnings also assume that the shares issued in connection with the IPO-related grant were considered outstanding from the beginning of both years. And core earnings include the effects of the acquisition of Bacon & Woodrow after the date of the transaction. As a reminder, we continue to report GAAP, pro forma, when required, and core earnings results going forward. However, we have decided not to include core earnings as part of our 10-Q and 10-K filings as a conservative measure in light of new SEC guidelines.

For the fiscal year, core earnings were $118 million, or $1.19 per share, compared to 99.7 million or $1.20 per share in fiscal 2002. Recall that we had a higher weighted average share count in the current fiscal year, which is why core earnings on a per-share basis are lower than in fiscal 2002. For the fourth quarter, core earnings were 32.4 million or 33 cents a share, compared to 30.9 million or 31 cents per share in the prior-year quarter. Reconciling our reported operating results to core operating results, I’ll give you the details by segment beginning with outsourcing.

Reported outsourcing segment income before unallocated shared service costs was 245.9 million for the year, an operating margin of 19.7 percent. This compared to operating income of 250.4 million or a 22.4 percent margin in the prior year. Prior-year figures include estimated additional owner compensation expense of 22.3 million. A 270 basis point decline in outsourcing margins in the 2003 was primarily due to the buildup of our workforce management and payroll offerings. For the fourth quarter, reported outsourcing segment income before unallocated shared service costs was 64.3 million, an operating margin of 19 percent. This compared to operating income of 71.6 million or a 24.9 percent margin in the prior-year fourth quarter. The quarter-over-quarter decline was primarily due to the investments in workforce management and payroll and the inclusion of Cyborg and Northern Trust, which include integration costs. As Dale mentioned, next year we are expecting outsourcing segment margins to be slightly below the 19 percent seen in the fourth quarter. There will be margin dilution from the workforce management and payroll investments, the acquisitions and from our global sourcing strategies.

Turning to consulting, consulting segment income before unallocated shared service costs was 136.4 million for the year, a margin of 18.6 percent. This compared to the operating income of 104.9 million or 17.5 percent margin in the prior year, including estimated owner compensation expense of approximately 56.8 million. For the quarter, consulting segment income was 33.8 million, a margin of 17.8 percent. This compared to 27.2 million or a 14.6 percent margin in the prior-year fourth quarter. As Dale mentioned, we expect consulting margins to be about even with fiscal 2003 levels in fiscal 2004. There is seasonality to this business. The margins will be lower than this in the first quarter, but at about levels in quarter 1 of ‘03.

Turning to unallocated shared service costs, as you know, we operate many of the administrative and marketing functions of the business through the use of centralized shared service operations to provide an economical and effective means of supporting both consulting and outsourcing businesses. The expenses of the administrative and marketing functions are not allocated to the business segments; rather, they are included in unallocated shared costs. For the year, unallocated shared service costs were 165.3 million. In the prior year on a comparable basis, which includes estimated owner compensation expense of 29 million, unallocated shared service costs would have been 169.4 million. As such, unallocated shared service costs as a percentage of revenues decreased from 9.9 percent to 8.3 percent in the current year.

For the fourth quarter, they were 38.5 million or 7.3 percent of revenue compared to 44.1 million or 9.3 percent of revenue in the prior-year quarter. The decrease in costs, and particularly as a percentage of revenues, was a result of increased economies of scale (ph) under these services, lower operating costs, as well as lower personnel expense in the fourth quarter. Lower costs in the current year were the result of lower operating costs. For fiscal 2004, we expect shared service costs to be modestly lower as a percentage of revenue than in 2003 as a result of costs growing at a lower rate than revenue.

All in, core total operating income was 217 million in the year compared to 186 million on a comparable basis in the prior year. On this basis, operating margin was 11 percent in fiscal 2003 compared to 10.8 percent in 2002. For the fourth quarter, total Company operating income was 59.6 million compared to 54.7 million on a comparable basis in the prior year. On this basis, operating margins declined to 11.3 percent from 11.6 percent. This decline resulted primarily from the lower outsourcing margins. Next year, as Dale said, we are expecting total Company margins to be roughly even with 2003 levels, despite the investments in our outsourcing segment. Lower unallocated shared service costs as a percent of revenues will help to offset these investments. Below (ph) the operating income level, for fiscal 2004, we are assuming that other expenses net line is only modestly higher and we are assuming a 41 percent tax rate for the year.

Turning to the balance sheet and cash flow, we expect to file our 10-K in a couple of weeks, so the following numbers are preliminary. Cash and equivalents at the beginning of the year were $228 million. Net client receivables and work in process totaled 469 million, and advanced billings to clients were 108 million. Cash flow from operations for the year was just about 279 million, which is up from the prior year after adjusting for owner compensation and the receivables transferred prior to our conversion to a corporation. Our expectations for cash flow from operations after investments in fiscal 2004 are for a level greater than net income.

CAPEX for fiscal 2003, which includes investments and property and equipment as well as software, and which shows up in the other assets line, was about 70 million. Next year, we’re budgeting capital expenditures including other assets to be more in line with our historically projected range of between 90 and 110 million. Depreciation in 2003 was about 77 million and amortization was about 38 million. For fiscal 2004, we plan modest increases in each, bringing the total to about 120 million. At this point, I’ll ask the operator to begin the question-and-answer period. Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Josh Rosen with CSFB.

Josh Rosen - CSFB—Analyst

It’s Josh and Greg with First Boston. Sticking with what has been a hot topic since the March quarter, I guess, we’d love an update on the pricing environment and competitive landscape on the outsourcing side.

Dale Gifford - Hewitt Associates—Chairman, CEO

First, I think from a pricing standpoint, what we’ve seen during the quarter and what is in the pipeline at the moment would indicate that pricing has stabilized. We don’t feel like we have seen anything that would suggest any imminent further deterioration from where we were. In fact, I think we would say that the stabilization has now been in place for well over a quarter.

Josh Rosen - CSFB—Analyst

From a competitive standpoint, that would imply that things are pretty stable there as well, but just wondering if you see anything new?

Dale Gifford - Hewitt Associates—Chairman, CEO

Certainly in the core benefits administration business, we have not seen anything new. The competitive environment remains very much the same and we continue to believe that we are in a strong competitive position, including being at least as competitive as any from a cost standpoint.

Josh Rosen - CSFB—Analyst

Thank you very much.

Operator

David Farina with William Blair.

David Farina - William Blair & Company—Analyst

Can you tell us a little bit about how payroll is going, are you (indiscernible) overall, just overall integration. You didn’t give us a whole lot of detail on that —

Dale Gifford - Hewitt Associates—Chairman, CEO

Payroll is — we have about 40 prospects right now in the payroll arena. We feel like it has been going quite well. The integration of Cyborg’s businesses has been going strongly as well. The internal integration we think will be complete in about the second quarter of fiscal ‘04. We are selling installations to clients and having some successes there. Was there more detail, Dave, that — ?

David Farina - William Blair & Company—Analyst

Are you selling kind of stand-alone products or in a bundle with some of the other products — what seems to be the trend there?

Dale Gifford - Hewitt Associates—Chairman, CEO

Both. Certainly, as we reported earlier, some of our initial sales that we thought were great wins were tied into a workforce management offering, but we are clearly selling both.

David Farina - William Blair & Company—Analyst

Thank you.

Operator

Marta Nichols with Banc of America.

Marta Nichols - Banc of America Securities—Analyst

I’m wondering if you can talk a little bit about what is happening on the revenue-per-participant trends. I mean, I guess this is a follow-up to Josh’s question on pricing. But I think we’ve heard you guys talk about although revenue per participant might be coming under pressure, that you guys were actually able to offset that with some cost savings and some increased efficiencies. Is that still the case or do you feel like you are — can you give us some sense of what the balance is between your revenue participant trends and what you’re — what the cost trends in your outsourcing business have been?

Dale Gifford - Hewitt Associates—Chairman, CEO

Sure. If you separate out the effects — if you look at the overall benefits administration business, obviously, you need to sort of separate the effects of the change in — some change in mix. This year, as we’ve added a lot of defined contribution clients as a function of the Northern Trust, the overall revenue per participant across the entire business declines because defined contribution is a little lower on the pricing side. But overall, again, where we feel like we have now had more than a quarter of stable pricing, we continue to do what we think is the right long-term answer in terms of reducing our overall cost structure, particularly from the global sourcing efforts. We expect to see that have a payback either very late in ‘04 or certainly by early ‘05.

The other thing I would comment on is that as we have had some more experience with our improvement in our reducing our costs of implementations, we’ve had some success there and are seeing some fairly significant savings as we’ve implemented new clients. Now, that has predominately been in the defined contribution arena, but we starting — I think soon we should have some results to report there in other areas as well.

Dan DeCanniere - Hewitt Associates—CFO

We had also shared, I think in the last quarterly conference call, some of the other initiatives in terms of continuing to push more and more of the participant interaction to the Internet by enriching the decision support tools and having more efficient call routing approaches, etc. That clearly has had an impact of some significance, both in terms of increasing the number of participants that can be serviced by a customer service representative, but also reducing quite significantly what we’ve experienced in this fall’s enrollment in terms of many fewer temporary participant services participants that we needed to bring on board to handle the fall enrollment. Health and Welfare is probably the most dramatic in terms of the level of change that’s occurred in terms of the use of technology over the last three or four or five years, which I think does tie in. Maybe it’s a little cause and maybe it’s a little effect to the fact that health and welfare pricing is more different then it was one or two years ago than is true in defined benefit or defined contribution.

Marta Nichols - Banc of America Securities—Analyst

As a follow-on to that, I know one area that you’ve talked about recognizing some significant cost savings is by out-locating a big chunk of your support function to India. Can you give us an update on that? Are you fully established there or do you think you intend to grow that effort at all over time?

Dale Gifford - Hewitt Associates—Chairman, CEO

We have about 250 to 300 full-time equivalents now that we’ve been using through some business partners that we’ve been working with from the technology point of view. But we had indicated over about a 15-month period, ending through the end of our fiscal 2004, to add about 500 additional people, all of whom would be Hewitt Associates people in a new center we were opening in Gurgaon, which is just outside of Delhi. We did open up that center early last month with initially a relatively modest-sized contingent that we would expect, and are working the plans to by the end of fiscal 2004 to have increased that from about 50 to about 500 people. We do expect that during fiscal 2004, it will be a period of some additional cost, as we are creating that, probably in the 6 to $8 million neighborhood for 2004, with the return — the savings and efficiency starting in a more robust way in fiscal 2005.

I’d also clarify that while the particular attention is on India, we are certainly looking very strongly at where work gets done throughout the whole organization, including in many cases where work is done within the U.S., since there is also fairly significant differences in cost structure, but also being able to utilize some of our resources in Canada, for example, to take advantage of some of the differences in cost and currency differences there.

Marta Nichols - Banc of America Securities - Analyst

That’s helpful. Thanks. On the Indian growth, with 500 of your own people and maybe another couple hundred there through JV partners, does that potentially mean some U.S. job losses or some job cuts here in the U.S., or do you anticipate those people being incremental to the data centers you already have in place here?

Dale Gifford - Hewitt Associates - Chairman, CEO

Some of both. As we are looking at the 500 or so that would be added in this current year, we anticipate that probably the net job loss within the U.S. would be somewhere in the 100 to 125, 150 jobs. So some of it will be new job creation and some will be handled through attrition. We are also hiring plenty of people in other parts of our business, so do expect that we will be able to find opportunities for the majority of people whose jobs could be displaced. But the net effect will probably be in the 100 to 150.

Marta Nichols - Banc of America Securities - Analyst

Thank you.

Operator

Ashman Shakar (ph) with Smith Barney.

Ashman Shakar - Smith Barney - Analyst

The question is on the impact, either positive or negative, on the (indiscernible) consulting business from the current problems in the asset management industry. Is there likely to be an impact, considering your (indiscernible) was involved in selection?

Dale Gifford - Hewitt Associates - Chairman, CEO

We don’t believe that there is. As we have reviewed the overall situation with the mutual funds, we don’t believe that there should be an impact on Hewitt. We do not feel like we have a legal exposure related to any of the activities that have been occurring.

Dan DeCanniere - Hewitt Associates - CFO

We do have very clear procedures, very clear processes in terms of how we work with our clients, as well as their participants, in terms of their investment decisions, when they’re received, when they’re recorded, when they are communicated. To the extent that some things will change in terms of those requirements, we will make the appropriate changes. But it’s been very clear in terms of what we’ve done and have applied that in very consistent ways across the broad client base that we have.

Dale Gifford - Hewitt Associates - Chairman, CEO

And being the predominant independent organization — or I should say being the predominant provider of the administration services that is independent from fund management, in fact, this could — there could be some positives for us out of this. may have been Dale.

Operator

Randy Mehl with Robert W. Baird.

Randy Mehl - Robert W. Baird - Analyst

Good morning, Dale, Dan and Jennifer, and good job in the quarter. You seem to be expecting organic growth in the outsourcing area to decelerate quite a bit following what seems to be a very strong second half of ‘03, and I’m wondering if you can walk us through what’s contributing to that. And then also mentioned out-of-scope work picked up in the quarter, and I know that had been trending below your historical levels, and what was the source of that as well?

Dan DeCanniere - Hewitt Associates - CFO

First, I think that one thing that is very important from our revenue standpoint is the timing of implementations clearly has an impact on what point during the year we see the revenue growth occur. Obviously, we don’t control the timing. That’s much more controlled by our clients. And so I wouldn’t take variations in quarterly implementations too much as representing a trend. I think that one of the things that continues to work in our favor for the longer-term is that we still see modest penetration of our target market and we still have a lot of opportunities out there for us to grow our outsourcing revenues. We still see — we still have a lot of time left in the sales cycle for fiscal ‘04, and so we are optimistic that we can get a bit stronger than that as well.

Dale Gifford - Hewitt Associates - Chairman, CEO

I think I’d also say that there have been a number of factors that have each created a bit of a drag in terms of revenue growth in benefits outsourcing for fiscal ‘03 related to there being lower out-of-scope work and lower growth in terms of organic head count, employees at our client organizations, as well as some of the pricing issues that we talked about. As we have planned for and forecasted for fiscal 2004, we have not assumed or built in anything that’s any stronger in ‘04 than what we’ve had in ‘03 in any of those areas.

We have seen, as we mentioned, a little pickup in out-of-scope work in the fourth quarter. We saw a little pickup in terms of organic growth in terms of employees at our client organizations. But it’s way too early for us to somehow declare this to be a trend. We are focusing on what we need to do to operate in an economy that continues closer to the 2003 levels, so I think that does give us some greater upside opportunity, hopefully, than downside risk here.

Operator

Adam Waldo with Lehman Brothers.

Adam Waldo - Lehman Brothers - Analyst

Thanks for the improving financial reporting transparency every quarter. I wonder if we could turn to a bigger picture issue here, Dale. On October 21st, you and other Chairman CEOs of leading HR consulting firms wrote an open letter to Congress around cash balance plans. And I wonder if you could just flesh out for us a bit what you think the issues are there for the industry and then specifically, from a qualification standpoint, what you think the risks and opportunities may be for Hewitt.

Dale Gifford - Hewitt Associates - Chairman, CEO

I certainly think this is an important issue for the country and for retirement security overall. About a third of the large plans that we and I think others are involved in these days have moved in a cash balance direction or some variation off of cash balance plans. It’s been, frankly, one of the most exciting and encouraging aspects in terms of keeping defined benefit plans and the security that they provide to employees as a key part of the overall system within the country. The vast majority of major organizations have both the defined benefit plan, whether it’s cash balance or traditional, and defined contribution, typically 401(k) plans. So it has been very frustrating to see the lack of clarity in terms of the direction under these plans, to see promised clarification going on year after year, and now in many cases, in some ways of looking at it more than a decade here,. So there is a lot of attention, a lot of concern to this, and this has certainly precipitated our writing this letter jointly to Congress, saying it needs some overt Congressional attention rather than just letting it sort of languish here.

There are concerns that if there is no action that’s taken and of ultimately the IBM case — court case ends up concluding something negative about cash balance plans just on their face, that would be something that could very well — most likely would encourage many employers with cash balance plans to either freeze their plans or potentially to even terminate those plans. We actually don’t think it’s likely that Congress will just not do something over the course of the next year. Frankly, if there were termination to pension plans, there would be so much work for us in the shorter- to medium-term that we wouldn’t be able to get all of the work done. That would not be a positive consequence in the long-term, although we do believe that large employers are committed to providing retirement plans and retirement benefits and retirement security to their participants, and we do work in defined benefit and defined contribution and hybrid plans and administration and communication and plan design, so this is something that would take quite a few years, we believe, to play out in a very dramatic way. That might have been a longer answer than you were looking for, but it’s a subject that we have a lot of interest in, and actually want to do what we can to help get the country and the legislative environment to the right direction for retirement security.

Operator

Mark Marcon with Wachovia Securities.

Mark Marcon - Wachovia Securities - Analyst

Good morning and nice quarter, particularly relative to expectations. I was wondering, Dale, is there anyway that you can give us a sense of what the margins in the outsourcing side would have been if you would have stripped out the Cyborg, NTRC integration, the workforce management investments and also the ramp-up in India? Is there any sense of what that would have looked like?

Dale Gifford - Hewitt Associates - Chairman, CEO

I guess if you strip out all of that, you would basically be relatively flat to slightly down, with the slight down being caused by the pricing that we talked about two quarters ago now. So net effect would have been about the only thing that — in fact, I think if you stripped that out, you probably would have been slightly up year-over-year. So looking at the composite picture, that’s what the total looked like.

Operator

Chris Gutek with Morgan Stanley.

Chris Gutek - Morgan Stanley - Analyst

I just wanted to drill down a little bit on the pipeline. If I heard correctly, it sounds like pipeline decreased by about 1 million people from you said in the last call to 1.7 million. The number of participants you expect to sign up or add in 2004 increased by about 300,000, suggesting that the win rate was about 30 percent or that some people were moved from the pipeline. Did I hear that correctly and could you elaborate, please?

Dan DeCanniere - Hewitt Associates - CFO

You did hear it correctly, but I’ll have to make one modification to what your response was. We actually had some no decisions that were of a fairly large size that came out of the pipeline. We look at those as perhaps a delayed opportunity, and we expect to at some point be able to have that opportunity and again in the future. Obviously, those converted to wins. If you just did the math without taking out the no decisions, you would be correct. But of those who made a decision, we won more than our share, probably would be one perspective.

Dale Gifford - Hewitt Associates - Chairman, CEO

There is some seasonality here, I think particularly in the health and welfare side, because of the traditional tie-in to a fall enrollment period. So that does create some seasonality. There are also fewer of the very large situations, and you can very easily have a large, for example, 100,000 employee organization with two or three services that, whether they are in and out of the pipeline at a particular point in time from an RFP point of view can obviously swing those numbers fairly significantly. We are talking with a fair number of larger companies that seem to be moving in the RFP direction but have not yet pulled the trigger on that. So that is, even as we look at from week to week as we do, a fairly volatile measure.

Dan DeCanniere - Hewitt Associates - CFO

If you look at what the overall opportunities for next year will be, health and welfare you will see — when Dale mentioned the seasonality, you will see — you’ll have better visibility to what the health and welfare pipeline looks like next quarter. You’ve got to get the folks who are managing that out of their busy season, if you will, the enrollment season.

Chris Gutek - Morgan Stanley - Analyst

As a quick follow-up to that, it looks as if the revenue growth guidance for the consulting business next year was lowered to 4 to 8 percent and it was previously 7 to 9, but the total Company revenue growth was held constant. Does that imply that you are looking for higher — towards the high end of the range on the outsourcing side or you think that the total Company revenue growth will be at the low end of the range that you’re looking for?

Dan DeCanniere - Hewitt Associates - CFO

I think we’re trying to balance that overall, and recognizing that the talents and organization consulting part of the business has continued to see some considerable softness. And we saw that picking up some in — September was the most strong or the least weak month of the year for that part of the business. Again, far from declaring that as now having turned the corner. But we are seeing some positive signs here that I just don’t want to — don’t want to look at too narrow a range because there is more variability in some of those parts of our consulting business. Again, we think about two-thirds of our consulting is pretty much of an annuity nature, and it varies some for each of our three major lines of business. But certainly less predictability than what you have in a multiyear contract nature of the outsourcing business.

Chris Gutek - Morgan Stanley - Analyst

Finally, as a follow-up on that, on the health and welfare consulting side of the business, I think you guys recently filed a survey looking for 12 percent growth in health benefit costs next year. Seems to be pretty high growth and that presumably would still drive pretty strong demand for health consulting services. But I’m just curious, by contrast, is there a situation where maybe some of your bigger clients have gone through a major onetime restructuring of their health benefit, where the high growth you have seen from that cease (ph) of the consulting business might fall off, or is that really not the case?

Dale Gifford - Hewitt Associates - Chairman, CEO

I think most of our larger organizations have gone through major changes, but also continue to expect a need to work significant changes. We look at it year after year, in terms of which are the right health plans to be providing, how can we get more consumer-driven activity, involve the participants, the employees more in helping to make the right decisions. I think part of what has contributed to a little lower growth than we certainly had a couple of years ago, is that there are some reductions in the numbers of health plans that are our larger clients are utilizing, so there is a little less from a pricing negotiation point of view year-over-year than what we had seen two or three years ago. Particularly within the area of health maintenance organizations, but also somewhat more broadly.

Chris Gutek - Morgan Stanley - Analyst

Thank you.

Operator

Andrew Fones with UBS.

Andrew Fones - UBS Warburg - Analyst

This is Andrew Fones for Kelly Flynn. I was wondering if we could touch on set-up costs a little bit; particularly, if you could give us a sense of what set-up costs usually run as a percentage of a contract revenue? And then perhaps if you could refresh us on the cost savings that you saw in defined contribution. And perhaps if you could give us a sense timing and/or perhaps savings you may expect on the defined benefit and health and welfare sides?

Dan DeCanniere - Hewitt Associates - CFO

What we have historically said is that our implementation costs would typically run around 10 percent of contract revenues. We are — what we are seeing as a result of the improvement in our implementation timing is that we’ve seen as much as 40 percent cost savings, again, on the defined contribution side. There’s an interesting element to that too, though. It also allows us to make faster set-ups, which could help us win business. I mean, this could be a situation where we can have — by our ability to get something set up faster, we may be in a better position to win and meet a client’s requirements than others might be. So I think for the most part, we will continue to see, as we go through these next sets of implementation for defined benefit and health and welfare, we haven’t done enough yet to specifically quantify what we see as the cost savings, but the opportunities being exemplified by defined contribution would suggest that it ought to be at least something in the 10 to 30 percent range perhaps (multiple speakers) a bit more in DC.

Unidentified Speaker

And our multiyear target when we started this process a year and a half or so ago was to get to about a 65 to 75 percent reduction in our costs for bringing up new clients. And the set-up costs or the set-up fees that we get from clients is certainly an area where there has been compression over time, and largely in the defined contribution area in particular, there is typically not any set up fee that is paid. An even greater motivation for us to really focus our technology and processes and procedures on having those be absolutely as efficient as possible. We think overall in terms of the work that we have done here and what we’re seeing in terms of the results, that we are in the neighborhood of half-way toward that goal.

Andrew Fones - UBS Warburg - Analyst

Thank you very much.

Operator

Greg Gould with Goldman Sachs.

Greg Gould - Goldman Sachs - Analyst

Just one clarification. How many new participants were signed in the September quarter? Was it about 800,000?

Dale Gifford - Hewitt Associates - Chairman, CEO

We’re not sure we have the numbers priced in quite that way.

Greg Gould - Goldman Sachs - Analyst

Maybe we could take that off-line. The 1.3 million in backlog, 75 percent ramps in the first half. Is that similar to historical trends? I mean, in the year are you looking at the same level of visibility that you have had in prior years?

Dale Gifford - Hewitt Associates - Chairman, CEO

We’re actually slightly up. If you look at our outsourcing business overall, we have slightly more visibility to fiscal ‘04 than we would say we had for fiscal ‘03. And by slightly, a couple of percentage points.

Dan DeCanniere - Hewitt Associates - CFO

I think would be fairly typical as we’re going into the fiscal year, again, because of the fall enrollment period, that we do have pretty good visibility on a lot of participants that are coming on in the first fiscal quarter or the last calendar quarter. And within an area like defined contribution or something with a faster implementation period, typically, if somebody is looking at hiring you and going live in the last fiscal quarter of the year, they wouldn’t have decided as early as the last fiscal quarter of the prior year. So that also does increase the visibility at this particular point in time.

Greg Gould - Goldman Sachs - Analyst

Now on the sales pipeline, you mentioned that there are more deals with a fewer number of participants in each engagement. Does that have any pricing or margin implications, smaller deals versus larger ones?

Dale Gifford - Hewitt Associates - Chairman, CEO

Overall, what you would see is that the — with average client size going down, the revenue per participant would be a little higher, but the margins ought to be relatively constant. And of course, the challenge there is that every one of these deals continues to be relatively unique, so it’s hard to just apply a general rule. But I think if you want to look at the overall effect, it’s — that would be my answer. It’s probably still a little early to comment on the entire year at this point.

Dan DeCanniere - Hewitt Associates - CFO

When we talk about somewhat smaller, what we normally mean is somewhat less large in terms of the client size, given that our typical outsourcing client, particularly before bringing on some of the smaller companies that came as part of the Northern Trust transaction, has generally been around 40,000 employees, or 40,000 participants per client. So we’re still in a pretty large range. There just are not as many of the — at this particular point in time of the 100, 200,0000 employee organizations in the pipeline. But it also doesn’t take very many to influence that a fair amount.

Operator

Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis - Analyst

Just a quick question for you on the expense side. We saw significant uptick in SG&A in the quarter. Could you give us the reason for the uptick and then how you expect that expense line to track for the current year? Thanks.

Dale Gifford - Hewitt Associates - Chairman, CEO

Among the items that were included in the SG&A is the amortization of the customer list for Bacon & Woodrow, so that was an uptick that in particular affected this quarter. We think the overall run rate for SG&A is in the 5 to 6 percent rate for the Company. Keep in mind that one of the bigger expenses in that line item is travel costs. Those were down, particularly in 2002, because of the effects of travel post 9/11. And so we are starting to see some of the travel costs go back up a bit. And obviously, as we continue to expand our marketing and sales efforts, that would drive some additional cost there as well.

Operator

John Amarich (ph) with Ricola (ph) Capital.

John Amarich Analyst

A couple different (indiscernible) questions (indiscernible). But first, it looked like sales were up about 6 percent sequentially. What caused receivables to be up kind of around 12 percent sequentially?

Dale Gifford - Hewitt Associates - Chairman, CEO

There’s a couple of things. One, one of the things that happened to us was in this fourth quarter, some of the rise in revenue was late in the quarter, which leaves you with a bit more sitting in unbilled or receivables if it’s an August-September uptick. So that accounts for some of it. We did add on — we do have some — a little bit of effect as a result of the billing cycle for our Cyborg payroll business, which tends to be a little bit heavier weighted towards the back end here. So, a couple of things contributing to that.

John Amarich Analyst

And despite the rise in AR, it looked like allowance for doubtful accounts was down almost 2 million sequentially. Is that also related to the acquisitions in June or what happened there?

Dale Gifford - Hewitt Associates - Chairman, CEO

No, that is entirely a function of what is in the balances. Most of our client work is for very large, high credit quality companies. We obviously maintain an extremely tight eye on what the overall numbers look like. I’d have to drill down into that a little bit more, but my recollection is that some of our sort of watch list kinds of companies, companies that even though they are large, might be in a less than ideal situation or a troubled situation (multiple speakers) has gone down.

John Amarich Analyst

Despite that rise, you guys — I’m ball parking this — it looked like you generated about 60 million in cash flow from operations in the quarter — order of magnitude?

Dale Gifford - Hewitt Associates - Chairman, CEO

That is probably about right, order of magnitude.

Operator John Amarich Analyst

Just a general question. I’m new to the story; I apologize for asking something of a historical nature. But in capital expenditures, are capitalized (ph) software in that number? You made reference earlier to a P&L impact of investment payroll being 2 percent of revenues but 3 percent if you include capitalized costs. Will those cap costs show up in CAPEX?

Dale Gifford - Hewitt Associates - Chairman, CEO

Show up in other assets. As we think about CAPEX, or capital expenditure, as you look at both building of the workforce management business to set up our clients there, as well as the setup for our benefits — are base benefits business, those would be typically included in other assets. I think the overall pre-cash flow number for the quarter was around 75 to 80 million.

Operator

Mark Marcon with Wachovia Securities.

Mark Marcon - Wachovia Securities - Analyst

A couple of quick follow-ups. With regards to the margins on the outsourcing side, you gave the guidance for ‘04. I know it’s early in terms of ‘05. But should most of — the majority of the investments have transpired in ‘04 and so you should have a pretty decent lift going into ‘05?

Unidentified Speaker

You’re questioning in terms of overall outsourcing margins?

Mark Marcon - Wachovia Securities - Analyst

Right.

Dan DeCanniere - Hewitt Associates - CFO

Yes, I think the answer to that would be yes. If you at the specific things driving our costs in ‘04, we would see from ‘04 to ‘05 most likely a decline in the overall level of expenses for workforce management. However, keep in mind, again, this’ll be heavily a function of how many clients do we have, what’s the market opportunity and how can we drive those. But on the other hand, if you look at where we see the effects of our global sourcing, those will clearly have a return in ‘05, as well as being beyond the transition costs phase. So that would certainly bode well for ‘05.

Operator

Adam Waldo with Lehman Brothers.

Adam Waldo - Lehman Brothers - Analyst

Just two quick follow-ups on the guidance, if I may. On the consulting side, just getting back to Chris’s question, in terms of lowering the guidance to 4 to 8 percent revenue growth from the prior 6 to 8 percent, can you give us a sense more quantitatively of what things should improve the rate of activity relative to what you’ve exhibited in the last two quarters of fiscal ‘03? And in particular, why you’re confident that TOC has bottomed?

Dale Gifford - Hewitt Associates - Chairman, CEO

Certainly the largest impact in terms of the actual growth or lack thereof over the last few quarters has been related to talents and organization consulting. There are a number of things here. One is that in all of our discussions with clients, it continues to be very clear that they have huge needs. Even if they don’t have huge budgets to pursue all of those needs, they do have major needs in the human resources area related to their people management programs. Based on the level of needs they have and based on an assumption, an expectation that the economy is at least not going to get worse, as it had been getting worse over the course of the last 12 to 18 months, we do believe that that has bottomed out, although bottomed out at a level that is quite significantly lower than it was a couple of years ago.

We re starting to see a little of that playing out. Again, don’t want to suggest that we are at the bottom of some sort of sharp V-curve here and going to be going up dramatically. But we are starting to see enough activity occurring, enough smaller projects starting that we have some comfort — and I won’t say full confidence, but some comfort that we are at the bottoming out position. We also start to see much sort of easier comparables, if you will, in talents and organization consulting on a going-forward basis quarter-by-quarter.

We’ve continued to see very solid strength in our retirement financial management business — I’d say overall, but particularly so in Europe, as well as continuing strength in the consulting related to health management. When you put those together, even if we get — which is about what we’re forecasting — even if we get our talents and organization consulting business to be a number that’s around zero or even a slight increase, we think the 4 to 8 percent is pretty doable, with a little less clarity on exactly where we think it’s going to end up within that range.

Dan DeCanniere - Hewitt Associates - CFO

There was a piece of your question about TOC, and I think one of the important factors here is that there are parts of our TOC business that are recurring, such as some of the executive comp work and competition study work that is done on a pretty regular basis. So we are headed down — or we have been headed to a place where more of our work is recurring as a percentage of what remains.

Operator

Ashman Shakar with Smith Barney.

Ashman Shakar - Smith Barney - Analyst

Hi. Can you give an update on how the National City alliance is going and if you expect to announce more such regional alliances with other banks?

Dale Gifford - Hewitt Associates - Chairman, CEO

I think that is going very well. In terms of our serving the clients of National City, we feel very good about the business, and it’s mostly being worked out of a location in Kalamazoo, Michigan. We continue to believe that there will be more financial services organizations that will be wanting to serve their clients well or assuring that their clients are served well in this area, but not feeling that they ought to continue to do it themselves. So we are exploring opportunities, we are talking with a number of organizations. I would not describe any major activity here as being imminent, though.

In conclusion, just to wrap up the call, I do want to reiterate that I feel, we feel, confident about the long-term prospects for this business. We have a strong foundation that we’re building on. We have sound strategies to help drive continuing future growth. And we will continue to invest looking at the business from the very long-term perspective, just as we have over the last several decades. We are continuing to find ways to expand our service offerings, to broaden our client base, to drive efficiencies across the entire business. We do hope and expect to see most of you at our Investor Days on November 19th and November 20. So we thank you for joining us today.

Operator

Ladies and gentlemen, this conference will be available for replay after 12:45 today and run through Thursday, November 13 at 11:59 P.M. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 703890. International participants dial 320-365-3844. Those numbers again are 1-800-475-6701 and 320-365-3844, access code 703- 890. That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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